FBL Financial Group Increases Quarterly Cash Dividend,
Declares Special Cash Dividend and Names New Director

West Des Moines, Iowa, February 26, 2020 - FBL Financial Group, Inc. (NYSE: FFG) today announces a 4.2% increase in its quarterly cash dividend to $0.50 per share, declares a special cash dividend of $1.50 per share and names a new Class B director.

“FBL Financial Group maintains a very strong financial foundation with excess capital,” said Daniel D. Pitcher, Chief Executive Officer of FBL Financial Group, Inc. “Increasing our regular quarterly dividend and paying this special cash dividend is our way of returning some of this capital to shareholders.”

Quarterly Dividend Increased to $0.50 Per Share. FBL Financial Group’s Board of Directors has declared a quarterly cash dividend of $0.50 per share, payable on March 31, 2020 to Class A and Class B common stockholders of record as of March 16, 2020. This represents a 4.2% increase from the prior quarterly dividend of $0.48 per share paid in December 2019, and reflects an annual indicated dividend rate of $2.00 per share. Based on this dividend rate, FBL Financial Group’s indicated dividend yield is currently 3.9 percent.

Special Cash Dividend of $1.50 Per Share. FBL Financial Group’s Board of Directors has declared a special cash dividend of $1.50 per share, payable on March 31, 2020 to Class A and Class B common stockholders of record as of March 16, 2020. The total amount of the special cash dividend payment is estimated to be approximately $37 million.

New Class B Director Named. Bryan L. Searle has been named to FBL Financial Group’s Board of Directors as a Class B Director, effective February 26, 2020. Searle is President of the Idaho Farm Bureau Federation. Searle was elected president of the Idaho Farm Bureau Federation in 2015 and has served on the Board of Directors of Farm Bureau Life Insurance Company, a subsidiary of FBL Financial Group, since 2016. Searle also served as a director on the Idaho Farm Bureau Federation State Board from 1991 to 2015.

FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. Helping complete the financial services offering, advisors offer wealth management and financial planning services. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

Investor Relations Contact
Kathleen Till Stange, Vice President Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com